UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 First Avenue South, Suite 600 Seattle, WA	98104-2860
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000
Registrant’s facsimile number, including area code: (206) 701-2500

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 19, 2008, we entered into revised Management Retention Agreements with our executive officers, including each named executive officer, and we revised our Executive Severance Policy, which covers our principal officers, including each named executive officer. The principal purpose of these revisions was to bring these management retention agreements into compliance with Internal Revenue Code Section 409A.

The Management Retention Agreement applies if (a) there has been a Potential or actual Change of Control and (b) the employment of the officer is ended either without Cause or for Good Reason, either in connection with the Change of Control or during the 24 months following a Change of Control. The Agreement does not apply to terminations due to Cause, disability, death, resignation without Good Reason, retirement or other voluntary terminations.

The amount of the severance payments under the revised Management Retention Agreements was not changed from two times the sum of base salary and target award under the annual cash incentive plan. The following is a brief description of the material changes to the Management Retention Agreements from the previous agreements:

•	all or a part of certain payments may be delayed to after six months following termination of employment;

•	the definition of “Good Reason” was amended to mean a material negative change in the employment relationship between the officer and the Company, including a material reduction in base salary (defined as being a reduction by more than 5%), a material reduction in the officer’s target award opportunity under our cash incentive plan, a material diminution of the officer’s status, title, position(s) or responsibilities (including reporting responsibilities), certain relocations or changes in customary office locations, a material overall reduction in benefits and the non-assumption of the Agreement by a successor entity;

•	the protected period following a Change of Control was reduced from 36 months to 24 months;

•	the definition of “Cause” was amended to required a finding by the non-management directors;

•	if there is a dispute as to whether “Cause” or “Good Reason” existed, the officer remains an employee until the dispute is settled, with the Company having the election to have the officer continue to work or be placed on paid leave; and

•	the severance arrangements include the Company paying all of the COBRA expense for up to 18 months, rather than a pro-rata portion previously provided, and paying for outplacement services, which were not previously provided.

In addition, Peter J. Ungaro, President and Chief Executive Officer, and Brian C. Henry, Executive Vice President and Chief Financial Officer, each has an additional provision that provides, for a one-month period beginning six months following a Change of Control, such officer can voluntarily resign and receive the benefits under his Agreement if at such time such officer no longer holds his same position and reporting relationship at a company registered under the Securities Exchange Act of 1934, as amended.

The Executive Severance Policy applies to employment terminations of covered officers, including each named executive officer, without Cause or for Good Reason; it does not apply to terminations for Cause or for Disability or death, resignations without Good Reason, retirements and other voluntary terminations. The Policy applies irrespective of whether there has been a Change of Control – under the Policy, a Potential Change of Control or Change of Control vests the Policy for the officers covered thereby so that the Policy provisions cannot be amended or terminated for a period of 24 months following a Change of Control. In a Change of Control situation, if an officer has a Management Retention Agreement, then the Agreement applies and the Policy does not; if the officer does not have such an Agreement, then this Policy applies to the officer.

The following is a brief description of the material changes to the Executive Severance Policy. First, as described above with respect to the Management Retention Agreements, the payment of a portion or all of the severance payments may be delayed to after six months following termination of employment, the vesting period following a Change of Control has been reduced from 36 months to 24 months, and the definition of “Good Reason” has been amended to mean a material negative change in the employment relationship between the officer and the Company as described above except that the definition of “Good Reason” in the Executive Severance Policy permits limited across-the-board officer salary reductions and changes in benefits and restricts the protection against changes in position and reporting relationships to Senior Vice Presidents and above.

In addition, for covered officers other than Mr. Ungaro and Mr. Henry, the amount of the severance payment was revised to include base salary and the target incentive award under our annual cash incentive plan pro-rated for the officer’s covered period (six months to one year) and adjusted for actual Company performance; previously the severance payment for these officers covered only base salary. The amounts payable as severance payments to Mr. Ungaro and Mr. Henry are unchanged and are based upon base salary and full target incentive award.

The revised form of Management Retention Agreement and the revised Executive Severance Policy are filed as exhibits 10.1 and 10.2 to this report, respectively.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Management Retention Agreement, dated as of December 19, 2008, including Annex A-1 and Annex A-2 applicable to Peter J. Ungaro and Brian C. Henry, respectively.

10.2	Executive Severance Policy, in effect as of December 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 22, 2008

Cray Inc.

By:	/s/ Kenneth W. Johnson
Kenneth W. Johnson Senior Vice President and General Counsel

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